Exhibit 99.1

DELCATH SYSTEMS ANNOUNCES STRATEGIC REORGANZATION

Company Implements Plan to Reduce Operating Costs; Expected Cash Spend for Q32013 Lower than Previous Guidance

New York, NY – October 4, 2013 – Delcath Systems, Inc. (NASDAQ: DCTH), a specialty pharmaceutical and medical device company focused on oncology, announced today that as part of its efforts to increase operating efficiencies, the Company has completed a strategic reorganization under which it has eliminated 21 positions, or approximately 33% of its global workforce. The Company expects this reorganization, in conjunction with other cost saving measures, to significantly lower cash utilization.

For its fiscal third quarter 2013, the Company expects cash utilization to be between $7.0-8.0 million, as compared to its previous guidance of $9.0-10.0 million for the period. For its fiscal fourth quarter 2013, the Company currently expects cash utilization to be at the lower end of its previous guidance of $6.0-8.0 million. Additionally, as a result of the initiatives implemented over the past three weeks, the Company expects to reduce annual operating costs by approximately $10 million. The Company believes that these actions will help preserve the Company’s ability to initiate the strategic objectives currently under evaluation. Most of the savings are expected to come from marketing, administrative expenses and research and development. As of September, 30 2013, the Company estimates cash and cash equivalents of approximately $28 million.

About Delcath Systems

Delcath Systems, Inc. is a specialty pharmaceutical and medical device company focused on oncology. Our proprietary drug/device combination product, the Delcath Hepatic Delivery System, is designed to administer high dose chemotherapy and other therapeutic agents to the liver, while controlling the systemic exposure of those agents. The Company’s initial focus is on the treatment of primary and metastatic liver cancers. Outside of the United States, our proprietary product to deliver and filter melphalan hydrochloride is marketed under the trade name Delcath Hepatic CHEMOSAT® Delivery System for melphalan hydrochloride. The Company obtained authorization to affix a CE Mark for the Generation Two CHEMOSAT Delivery System for Melphalan in April 2012. The right to affix the CE mark allows the Company to market and sell the CHEMOSAT Delivery System for Melphalan in Europe. In addition, the Company has initiated plans to investigate the Melphalan Hydrochloride for Injection for use with the Delcath Hepatic Delivery System for primary liver cancer. For more information, please visit the Company’s website at www.delcath.com.

Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by the Company or on its behalf. This news release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to: efficiencies and reduction in cash utilization achieved through September 2013 staff reductions, the leadership transition plan and its impact on the Company, the Company’s ability to satisfy the requirements of the FDA’s Complete Response Letter and provide the same in a timely manner, clinical adoption, use and resulting sales, if any, for the CHEMOSAT system to deliver and filter melphalan in Europe, our ability to successfully commercialize the chemosaturation system and the potential of the chemosaturation system as a treatment for patients with primary and metastatic disease in the liver, our ability to obtain reimbursement for the CHEMOSAT system in various markets, the timing and results of future clinical trials including without limitation the HCC trials, approval of the current or future chemosaturation system for delivery and filtration of melphalan, doxorubicin or other chemotherapeutic agents for various indications in the US and/or in foreign markets, actions by the FDA or other foreign regulatory agencies, our ability to successfully enter into strategic partnership and distribution arrangements in foreign markets including Australia and key Asian markets and timing and revenue, if any, of the same, uncertainties relating to the timing and results of research and development projects,, and uncertainties regarding our ability to obtain financial and other resources for any research, development, clinical trials and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

Contact Information:
Investor Contact:	Media Contact:
Michael Polyviou/Patty Eisenhaur	John Carter
EVC Group 212-850-6020/951-316-0577	EVC Group 212-850-6021

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